CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 24, 2025, with respect to the financial statements of Allspring LT Large Core ETF, Allspring LT Large Growth ETF and Allspring Special Large Value ETF, three of the funds comprising Allspring Exchange-Traded Funds Trust, as of July 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 21, 2025